Table of Contents

An offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted prior to the time an Offering Circular which is not designated as a Preliminary Offering Circular is delivered and the Offering Circular filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

PRELIMINARY OFFERING CIRCULAR DATED OCTOBER 21, 2020

SUBJECT TO COMPLETION

TORQUE LIFESTYLE BRANDS, INC.

1732 1ST AVENUE #25955

New York, New York 10128

(719) 752-8459

www.torquelb.com

UP TO 160,000,000 SHARES OF COMMON STOCK

Torque Lifestyle Brands, Inc., a Colorado corporation (the “Company,” “Torque,” “we,” “us,” and “our”), is offering up to 160,000,000 shares (“Shares”) of its common stock, par value of $0.001 per share (“Common Stock”) on a “best efforts” basis without any minimum offering amount pursuant to Regulation A promulgated under the Securities Act of 1933, as amended (the “Securities Act”), for Tier 1 offerings (the “Offering”). We expect that the fixed initial public offering price per share of Common Stock will be from $0.05 to $0.50 per share upon qualification of the Offering Statement of which this Offering Circular is a part by the United States Securities and Exchange Commission (“SEC”). See “SECURITIES BEING OFFERED” of this Offering Circular for more information. In computing the maximum number of shares of Common Stock, we assumed an initial public offering price of $0.50 per share of Common Stock, which is the upper end of the price range from $0.05 to $0.50 per share. The Company intends to price this offering after qualification pursuant to Rule 253(b). In computing the aggregate offering price of this offering, which is up to $8,000,000, the Company used the upper end of the range, which is $0.50, as required by Rule 253(b)(2)(ii).[1] We expect to commence the sale of the Shares within two calendar days of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the SEC. The Offering is expected to expire on the earlier of (i) the date on which all of the Shares offered are sold; (ii) 365 days from the date this Offering Circular is approved by the Attorney General of the State of New York (unless extended by the Company, in its own discretion, for up to another 90 days); or (iii) the date on which this Offering is earlier terminated by the Company in its sole discretion.

Potential investors may at any time make revocable offers to subscribe to purchase shares of our Common Stock. Such revocable offers will become irrevocable when both the Offering Statement is qualified by the SEC and the subscriptions are accepted by the Company. The Company may close on investments on a “rolling” basis (so not all investors will receive their Shares on the same date). Funds will be promptly refunded without interest, for sales that are not consummated. Upon closing under the terms as set out in this Offering Circular, funds will be immediately available to the Company (where the funds will be available for use in the operations of the Company's business in a manner consistent with the “Use of Proceeds” in this Offering Circular) and the Shares for such closing will be issued to investors. See “Plan of Distribution” of this Offering Circular for more information.

Our Common Stock currently trades on the OTC Pink Open Market under the symbol “TQLB” and the closing price of our Common Stock on October 20, 2020 was $1.10. Our Common Stock currently trades on a sporadic and limited basis.

An investment in the Shares is subject to certain risks and should be made only by persons or entities able to bear the risk of and to withstand the total loss of their investment. Prospective investors should carefully consider and review the “Risk Factors” beginning on page 5.

	Price to Public	Commissions(2)	Proceeds to the Company(3)	Proceeds to Other Persons
Per Share	$0.50	$0.00	$0.50	$0.00
Maximum Offering(1)	$8,000,000	$0.00	$8,000,000	$0.00

(1)       Assumes that the maximum offering amount of $8,000,000 is received by us.

(2)       The shares will be offered on a “best-efforts” basis by our officers, directors and employees, and we do not intend to use commissioned sales agents or underwriters. In the event a commissioned sales agent or underwriter is engaged, the company will file a Supplement to this Offering Circular.

(3)       Does not include expenses of the Offering, including without limitation, legal, accounting, escrow agent, transfer agent, other professional, printing, advertising, travel, marketing, blue-sky compliance and other expenses of this Offering.

THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OR GIVE ITS APPROVAL OF ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

This Offering Circular follows the disclosure format prescribed by Part II of Form 1-A.

i

In this Offering Circular, the term “Torque”, “we”, “us”, “our”, or “the Company” refers to Torque Lifestyle Brands, Inc. and any of our subsidiaries on a consolidated basis.

THIS OFFERING CIRCULAR MAY CONTAIN FORWARD-LOOKING STATEMENTS AND INFORMATION RELATING TO, AMONG OTHER THINGS, THE COMPANY, ITS BUSINESS PLAN AND STRATEGY, AND ITS INDUSTRY. THESE FORWARD-LOOKING STATEMENTS ARE BASED ON THE BELIEFS OF, ASSUMPTIONS MADE BY, AND INFORMATION CURRENTLY AVAILABLE TO THE COMPANY’S MANAGEMENT. WHEN USED IN THE OFFERING MATERIALS, THE WORDS “ESTIMATE,” “PROJECT,” “BELIEVE,” “ANTICIPATE,” “INTEND,” “EXPECT” AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS, WHICH CONSTITUTE FORWARD LOOKING STATEMENTS. THESE STATEMENTS REFLECT MANAGEMENT’S CURRENT VIEWS WITH RESPECT TO FUTURE EVENTS AND ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT COULD CAUSE THE COMPANY’S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS. INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE ON WHICH THEY ARE MADE. THE COMPANY DOES NOT UNDERTAKE ANY OBLIGATION TO REVISE OR UPDATE THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OR CIRCUMSTANCES AFTER SUCH DATE OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

You should not place undue reliance on forward looking statements. The cautionary statements set forth in this Offering Circular, including in “Risk Factors” and elsewhere, identify important factors which you should consider in evaluating our forward-looking statements. These factors include, among other things:

•	Our ability to effectively execute our business plan, including without limitation our ability to penetrate the most lucrative nutritional markets and demographics, and respond to the highly competitive and rapidly evolving marketplace and health and regulatory environments in which we intend to operate;

•	Our ability to manage our research, development, expansion, growth and operating expenses;

•	Our ability to evaluate and measure our business, prospects and performance metrics, and our ability to differentiate our business model and service offerings;

•	Our ability to compete, directly and indirectly, and succeed in the highly competitive and evolving nutritional supplements markets;

•	Our ability to respond and adapt to changes in technology and customer behavior; and

•	Our ability to protect our intellectual property and to develop, maintain and enhance a strong brand.

Although the forward-looking statements in this Offering Circular are based on our beliefs, assumptions and expectations, taking into account all information currently available to us, we cannot guarantee future transactions, results, performance, achievements or outcomes. No assurance can be made to any investor by anyone that the expectations reflected in our forward-looking statements will be attained, or that deviations from them will not be material and adverse. We undertake no obligation, other than as may be required by law, to re-issue this Offering Circular or otherwise make public statements updating our forward-looking statements.

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SUMMARY

This summary highlights information contained elsewhere in this Offering Circular. This summary is not complete and does not contain all of the information that you should consider before deciding to invest in our Common Stock. You should read this entire Offering Circular carefully, including the risks associated with an investment in us discussed in the “Risk Factors” section of this Offering Circular, before making an investment decision.

Company Information

We were incorporated in Colorado on May 10, 1999. We changed our name to Torque Lifestyle Brands, Inc. on July 27, 2020. Our principal executive office is located at 1732 1ST Avenue #25955, New York, New York 10128. Our telephone number is (719) 752-8459 and our website address is www.torquelb.com. We do not incorporate the information on, or accessible through, our website into this Offering Circular, and you should not consider any information on, or accessible through, our website to be a part of this Offering Circular.

Our Business

We are engaged in the business of developing, manufacturing, marketing and selling nutritional supplements. Under the leadership of our founder, treasurer and secretary, Leonard Armenta, and our president and chief executive officer, David Lovatt, we intend to make “Torque” a nationally recognized brand in the nutritional supplements industry.

We plan to launch the following initial sports nutrition products by April 30, 2021: (i) Meta-Torque, a Torque-branded Metabolic Enhancer, (ii) KETO MRP, a Torque-branded Protein, (iii) Torque Burn, a Torque-branded fat burn tablet, and (iv) Torque RPM, a Torque-branded pre-workout & recovery. See the “DESCRIPTION OF BUSINESS” section below. We plan to manufacture all of our products from natural ingredients in compliance with U.S. Food and Drug Administration (“FDA”) laws and regulations. We intend to package our nutritional supplements in different forms, such as tablets, gummies, capsules, and powders. We anticipate that all of our products will be GMO-free, which we intend to emphasize in our marketing campaigns to the extent possible.

Industry Overview

Our aim is to operate within the large and growing nutritional supplements industry. According to Nutrition Business Journal's Supplement Business Report 2020, this industry generated $123.28 billion in sales in 2019 and is projected to grow by 8% per annum through 2027.

We anticipate several key demographic, healthcare and lifestyle trends to drive the continued growth of this industry. These trends include:

•	increasing awareness of nutritional supplements across major age and lifestyle segments of the U.S. population; and

•	increased focus on fitness and healthy living.

Distribution

We intend that the United States will be our initial target market for sales of our sports nutrition products. We anticipate distributing our products through four primary channels: (i) master distributors in the nutritional supplements market, (ii) master distributors in the fast-moving consumer goods industry, (iii) big box retailers and fitness clubs, and (iv) our own website and internal sales force. With time, we intend to expand our reach globally, including into the United Arab Emirates, Singapore, and South America.

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Risks Related to Our Business and Strategy

Our ability to successfully operate our business is subject to numerous risks, including those that are generally associated with operating in the nutritional supplements industry. Any of the factors set forth under “Risk Factors” below may limit our ability to successfully execute our business strategy. You should carefully consider all of the information set forth in this Offering Circular and, in particular, you should evaluate the specific factors set forth under “Risk Factors” below in deciding whether to invest in our Common Stock. Risks relating to our business and our ability to execute our business strategy include:

•	we may not effectively manage our growth;

•	we operate in a highly competitive industry and our failure to compete effectively could adversely affect our market share, revenues and growth prospects;

•	unfavorable publicity or consumer perception of our products could adversely affect our reputation and the demand for our products;

•	if the products we sell do not comply with applicable regulatory and legislative requirements, we may be required to recall or remove these products from the market;

•	if we do not introduce new products or make enhancements to meet the changing needs of our customers in a timely manner, some of our products could become obsolete; and

•	changes in our management team could adversely affect our business strategy and adversely impact our performance.

Trading Market

Our Common Stock currently trades on the OTC Pink Open Market under the symbol “TQLB” and the closing price of our Common Stock on October 20, 2020 was $1.10. Our Common Stock currently trades on a sporadic and limited basis. We previously traded under the symbol “TQLB” (and “CRDLD” during certain events) until September 22, 2020, at which point it began trading under the symbol “TQLB.” We are an alternative reporting company and are not, currently, SEC reporting. This may limit any resale opportunities for shares of our Common Stock purchased through this Offering. See the “RISK FACTORS” section below.

Offering

Issuer:	Torque Lifestyle Brands, Inc.

Securities Offered:	We are offering up to 160,000,000 shares of Common Stock (the “Shares”).

Offering Price:	The offering price for each share of Common Stock will be at a price range between $0.05 per share and $0.50 per share.

Use of Proceeds:	Net proceeds from this offering of up to $8,000,000 will be used primarily for product development, equipment acquisition, and working capital and general company purposes. See the “USE OF PROCEEDS” section below.

Offering Period:	The Offering will commence within two calendar days of the date on which our Offering Statement is declared qualified by the United States Securities and Exchange Commission (“SEC”). This Offering will remain open until the earlier to occur of (i) the date on which all of the Shares offered are sold; (ii) 365 days from the date this Offering Circular is approved by the Attorney General of the State of New York (unless extended by the Company, in its own discretion, for up to another 90 days); or (iii) the date on which this Offering is earlier terminated by the Company in its sole discretion.

Brokerage Commissions:	We do not intend to employ brokers or selling agents to assist in the placement of the securities

Risk Factors:	Purchase of the securities is highly speculative and involves a high degree of risk. See the “RISK FACTORS” section below.

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Market & Industry Information

Throughout this Offering Circular, we use market data and industry forecasts and projections that were obtained from surveys and studies conducted by third parties, including the National Standards Institute, Statista, and Pew Research, and from publicly available industry and general publications. Although we believe that the sources are reliable, and that the information contained in such surveys and studies conducted by third parties is accurate and reliable, we have not independently verified the information contained therein. We note that estimates, in particular as they relate to general expectations concerning our industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this Offering Circular.

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RISK FACTORS

The SEC requires us to identify risks that are specific to its business and its financial condition. We are still subject to all the same risks that all companies in its business, and all companies in the economy, are exposed to. These include risks relating to economic downturns, political and economic events and technological developments (such as hacking and the ability to prevent hacking). Additionally, early-stage companies are inherently riskier than more developed companies. You should consider general risks as well as specific risks when deciding whether to invest.

Risk Factors Related to the Company

We are a development stage company and have not yet generated any profits.

We were incorporated on May 10, 1999 in the State of Colorado. Following a period of corporate delinquency, we were reinstated on April 14, 2020. On or about July 27, 2020, we changed our name to Torque Lifestyle Brands, Inc. and entered into a new line of business, specifically, the business of developing, manufacturing, marketing and selling nutritional supplements. Accordingly, we have a limited history with respect to our nutritional supplements business upon which an evaluation of our performance and future prospects can be made. Our current and proposed operations are subject to all the business risks associated with new enterprises. These include likely fluctuations in operating results as we react to developments in our market, managing our growth and the entry of competitors into the market. Specific to our industry, we may not have the resources to pivot our product offerings if consumer habits and health trends change. We will only be able to pay dividends on any shares once our directors determine that we are financially able to do so. We have incurred a net loss and has had insufficient revenues generated since inception to cover operational expenses. There is no assurance that we will be profitable in the next three years or generate sufficient revenues to pay dividends to the holders of the shares.

Our financials were prepared on a “going concern” basis.

Our financial statements were prepared on a “going concern” basis. Certain matters, as described below and in Note 2 to the accompanying financial statements indicate there may be substantial doubt about our ability to continue as a going concern. We have not generated profits since inception, and we have had a history of losses. Additionally, since we made Torque Lifestyle Brands our main line of business in July 2020, we have not generated any profits. We have sustained net losses of $0.00 and $58,847.00 for the years ended June 30, 2019 and 2020, respectively, and have an accumulated deficit of $71,225.00 as of June 30, 2020. Our ability to continue operations is dependent upon our ability to generate sufficient cash flows from operations to meet our obligations, which we have not been able to accomplish to date, and/or to obtain additional capital financing.

Any valuation of us at this stage is difficult to assess.

We established the valuation for the Offering. Unlike actively-traded companies that are valued publicly through market-driven stock prices, the valuation of limited trading companies, especially startups, is difficult to assess and you may risk overpaying for your investment. This is especially true with companies engaging in new product offerings.

Our product offerings are new in an industry that is still quickly evolving.

Our Nutritional Supplements offering is a new offering developed in 2020. Despite the experience of our management team, particularly Mr. Arnetta, the products being offered are new and have no track record from which to project future performance. Additionally, in light of indefinite changes to distribution outlets in light of the COVID-19 pandemic, changes in how goods are obtained, and restrictions on some gyms and recreation centers, there is no guarantee we can build our brand and name recognition as quickly as otherwise hoped.

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We have an evolving business model.

Our business model is one of innovation, including continuously working to expand our product lines and offerings to our clients; see the “The Company’s Business – Principal Products and Services – Services under Development”. It is unclear whether these products will be successful. Further, we continuously try to offer additional types of products, and we cannot offer any assurance that any of them will be successful. From time to time we may also modify aspects of our business model relating to our product offerings. We cannot offer any assurance that these or any other modifications will be successful or will not result in harm to the business. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.

Any growth may place significant strains on our resources.

We are currently in the development stage, with only limited operations, and has not generated any revenue since beginning work on the new lines of business. Our growth, if any, is expected to place a significant strain on our managerial, operational and financial resources. Moving forward, our systems, procedures or controls may not be adequate to support our operations and/or we may be unable to achieve the rapid execution necessary to successfully implement our business plan. Our future operating results, if any, will also depend on our ability to add additional personnel commensurate with the growth of our operations, if any. If we are unable to manage growth effectively, our business, results of operations and financial condition will be adversely affected.

We are reliant on one main product category.

All of our current offerings are variants on one type of product — developing and producing nutritional supplements. Our revenues are therefore dependent upon the market for nutritional supplement consumption.

We depend on key personnel and face challenges recruiting needed personnel.

Our future success depends on the efforts of a small number of key personnel, including our founder Leonard Armenta. In addition, due to our limited financial resources and the specialized expertise required, we may not be able to recruit the individuals needed for our business needs. There can be no assurance that we will be successful in attracting and retaining the personnel we require to operate and be innovative.

We are dependent on general economic conditions.

Our business model is dependent on individuals, especially those in our target age range of 18-45 years of age, continuing to invest in their overall nutritional health and training. Dollars spent on nutritional and training supplements are disposable income. Our business model is thus dependent on national and international economic conditions. Adverse national and international economic conditions may reduce the future availability of disposable dollars, which would negatively impact our revenues and possibly our ability to continue operations. We cannot accurately predict the potential adverse impacts on us, if any, of current economic conditions on our financial condition, operating results and cash flow.

We face significant market competition.

Our market is a highly competitive market. There are numerous competing products in the marketspace and annual new entrants. Further, as traditional healthcare expenditures rise and people seek alternative supplements for their health, the marketplace may become more crowded and future competitors may be better capitalized than us, which would give them a significant advantage in marketing and operations.

We may not be able to protect all of our intellectual property.

Our profitability may depend in part on our ability to effectively establish a new brand, protect our proprietary rights, including obtaining trademarks for our brand names, protecting our products and websites, maintaining the secrecy of our internal workings and preserving our trade secrets, as well as our ability to operate without inadvertently infringing on the proprietary rights of others. There can be no assurance that we will be able to obtain future protections for our intellectual property or defend any future trademarks and patents. Further, policing and protecting our intellectual property against unauthorized use by third parties is time-consuming and expensive, and certain countries may not even recognize our intellectual property rights. There can also be no assurance that a third party will not assert infringement claims with respect to our products. Any litigation for both protecting our intellectual property or defending our use of certain products could have material adverse effect on our business, operating results and financial condition, regardless of the outcome of such litigation.

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Our revenues and profits are subject to fluctuations.

It is difficult to accurately forecast our revenues and operating results, and these could fluctuate in the future due to a number of factors. These factors may include adverse changes in: number of investors and amount of investors’ dollars, the success of securities markets, general economic conditions, our ability to market our platform to companies and investors, headcount and other operating costs, and general industry and regulatory conditions and requirements. Our operating results may fluctuate from year to year due to the factors listed above and others not listed. At times, these fluctuations may be significant and could impact our ability to operate our business.

If we cannot raise sufficient funds, we will not succeed.

To date, we have experienced a continuing need for capital to execute our business model. We are offering securities in the amount of up to $8 million in this offering, and may close on any investments that are made. The amount we can raise in any 12-month period is limited to $20 million. Even if the maximum amount is raised (in this 12-month period or in subsequent periods), we are likely to need additional funds in the future in order to grow, and if we cannot raise those funds for whatever reason, including reasons relating to us or to the broader economy, we may not survive. If we manage to raise only a portion of funds sought, we will have to find other sources of funding for some of the plans outlined in “Use of Proceeds.” We do not have any alternative sources of funds committed.

There is no minimum amount set as a condition to closing this offering.

Because this is a “best efforts” offering with no minimum, we will have access to any funds tendered. This might mean that any investment made could be the only investment in this offering, leaving us without adequate capital to pursue our business plan or even to cover the expenses of this offering.

Natural disasters and other events beyond our control could materially adversely affect us.

Natural disasters or other catastrophic events may cause damage or disruption to our operations, commerce and the global economy, and thus could have a strong negative effect on us. Our business operations are subject to interruption by natural disasters, fire, power shortages, pandemics and other events beyond our control. Although we maintain crisis management and disaster response plans, such events could make it difficult or impossible for us to deliver our services to our customers and could decrease demand for our services.  In the spring of 2020, large segments of the U.S. and global economies were impacted by COVID-19, a significant portion of the U.S. population are subject to “stay at home” or similar requirements. The extent of the impact of COVID-19 and any subsequent “breakouts” of COVID-19, on our operational and financial performance will depend on certain developments, including the duration and spread of the outbreak, impact on our customers, sales cycles, impact on our customer, employee or industry events, and effect on our vendors, all of which are uncertain and cannot be predicted. Particularly if gyms and fitness centers are closed or limited in use, we may lose a significant distribution channel for our products. At this point, the extent to which COVID-19 may impact our financial condition or results of operations is uncertain. To date, the COVID-19 outbreak, has significantly impacted global markets, U.S. employment numbers, as well as the disposable income individuals have to spend on nutritional supplements. To the extent COVID-19 continues to wreak havoc on the economy and the availability of fitness centers and gyms, it may have a significant impact on our results and operations.

Risk Factors Related to the Common Stock and the Offering

There is uncertainty as to the amount of time it will take for us to deliver securities to investors under this offering.

The process for issuance of Common Stock is set out in “Plan of Distribution.” There may be a delay between the time you execute your subscription agreement and tender funds and the time securities are delivered to you. Although investors who provide the information required by the subscription agreement and give accurate instructions for the payment of the subscription price typically should receive their securities in no more than six months, we cannot guarantee that you will receive your securities by a specific date or within a specific timeframe.

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Voting control is in the hands of a few large stockholders.

Voting Control may be concentrated in the hands of a small number of shareholders. There are currently no 10% shareholders of our Common Stock, however, each holder of Preferred Stock is entitled to one thousand (1,000) votes for each share of Preferred Stock. Holders of Preferred Stock are entitled to vote on all matters submitted to a vote of the shareholders, including the election of directors, as a single class with the holders of Common Stock. As a result, you may not be able to influence our policies or any other corporate matter, including the election of directors, changes to our company’s governance documents, expanding the employee option pool, and any merger, consolidation, sale of all or substantially all of our assets, or other major action requiring stockholder approval. Some of the larger stockholders include, or have the right to designate, executive officers and directors of our Board. These few people and entities make all major decisions regarding our business and affairs. As a minority shareholder, you will have little say in these decisions.

The exclusive forum provision in the subscription agreements may have the effect of limiting an investor’s ability to bring legal action against us and could limit an investor’s ability to obtain a favorable judicial forum for disputes.

Section 6 in each of the subscription agreements for this offering includes a forum selection provision that requires any claims against us based on the subscription agreement be brought in a court of competent jurisdiction in the State of New York; see “Securities Being Offered – Common Stock – Forum Selection Provision.” The forum selection provision will not be applicable to lawsuits arising from the federal securities laws. The provision may have the effect of limiting the ability of investors to bring a legal claim against us due to geographic limitations. There is also the possibility that the exclusive forum provision may discourage stockholder lawsuits with respect to matters arising under laws other than the federal securities laws, or limit stockholders’ ability to bring such claims in a judicial forum that they find favorable for disputes with us and our officers and directors. Alternatively, if a court were to find this exclusive forum provision inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business and financial condition.

Investors in this offering may not be entitled to a jury trial with respect to claims arising under the subscription agreements, which could result in less favorable outcomes to the plaintiff(s) in any action under the agreements.

Investors in this offering will be bound by the subscription agreements, each of which includes a provision under which investors waive the right to a jury trial of any claim they may have against us arising out of or relating to the subscription agreement, including any claims made under the federal securities laws.

If we opposed a jury trial demand based on the waiver, a court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. We believe that a contractual pre-dispute jury trial waiver provision is generally enforceable, including under the laws of the State of New York, which governs the subscription agreement, in a court of competent jurisdiction in the State of New York. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether the visibility of the jury trial waiver provision within the agreement is sufficiently prominent such that a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the subscription agreement. You should consult legal counsel regarding the jury waiver provision before entering into the subscription agreement.

If you bring a claim against us in connection with matters arising under the subscription agreement, including claims under federal securities laws, you may not be entitled to a jury trial with respect to those claims, which may have the effect of limiting and discouraging lawsuits against us. If a lawsuit is brought against us under the subscription agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in such an action.

Nevertheless, if the jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the subscription agreement with a jury trial. No condition, stipulation, or provision of the subscription agreement serves as a waiver by any holder of common shares or by us of compliance with any provision of the federal securities laws and the rules and regulations promulgated under those laws.

In addition, when shares of our Common Stock are transferred, the transferee is required to agree to all the same conditions, obligations and restrictions applicable to those securities or to the transferor with regard to ownership of those securities, that were in effect immediately prior to the transfer of the Common Stock, including but not limited to the subscription agreement. Therefore, purchasers in secondary transactions will be subject to this provision.

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Future fundraising may affect the rights of investors.

In order to expand, we are likely to raise funds again in the future, either by offerings of securities (including post-qualification amendments to this offering) or through borrowing from banks or other sources. The terms of future capital raising, such as loan agreements, may include covenants that give creditors greater rights over our financial resources.

Holders of our Preferred Stock are entitled to potentially significant liquidation preferences over holders of our Common Stock if we are liquidated, including upon a sale of our company.

Holders of our outstanding Preferred Stock have liquidation preferences over holders of Common Stock being offered in this offering. This liquidation preference is paid if the amount a holder of Preferred Stock would receive under the liquidation preference is greater than the amount such holder would have received if such holder’s shares of Preferred Stock had been converted to Common Stock immediately prior to the liquidation event. If a liquidation event, including a sale of our company, were to occur that resulted in a distribution of less than $0.001 per share of Series A Preferred Stock, the holders of the Series A Preferred Stock could be entitled to all proceeds of cash distributions.

Our Common Stock is thinly traded.

Our Common Stock trades on the OTC Markets. It has low daily trading volume and is thinly traded. While this may change as demand for our products and Common Stock changes, there is no guarantee that adequate demand exists. Even if we seek an up-listing on the OTC Markets or another alternative trading system or “ATS,” there may not be frequent trading and therefore a lack of liquidity for the Common Stock. Our company is not an SEC-Reporting company. Stock of non-SEC reporting companies may suffer from, among other things, a lack of a trading market, lack of consistent volume, volatile pricing, increased transaction costs, and a lack of liquidity. In addition, non-reporting companies often do not get covered by analysts or other market professionals which may decrease investment demand in secondary markets for your shares purchased through this Offering.

You will need to keep records of your investment for tax purposes.

As with all investments in securities, if you sell the Common Stock, you will probably need to pay tax on the long- or short-term capital gains that you realize if sold at a profit or set any loss against other income. If you do not have a regular brokerage account, or your regular broker will not hold the Common Stock for you (and many brokers refuse to hold Regulation A securities for their customers) there will be nobody keeping records for you for tax purposes and you will have to keep your own records, and calculate the gain on any sales of any securities you sell.

The price for our Common Stock may be volatile.

The market price of our Common Stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control, including the following:

•	The size and volume of our trading market.
•	Having adequate capital to fulfill any reporting obligations.
•	Inability to successfully compete against current or future competitors
•	Adverse regulations from regulators.
•	Departures of key personnel.

In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our securities. As a result, you may be unable to resell your securities at a desired price.

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Risks Factors Related to our Industry and Business

Compliance with new and existing laws and governmental regulations could increase our costs significantly and adversely affect our results of operations.

Dietary supplements, like our products, are subject to significant regulation. The processing, formulation, safety, manufacturing, packaging, labeling, advertising, and distribution of our products are subject to regulation by one or more federal agencies, including the U.S. Food and Drug Administration (the "FDA"), the Federal Trade Commission (the "FTC"), the Consumer Product Safety Commission (the "CPSC"), the United States Department of Agriculture (the "USDA") and the Environmental Protection Agency (the "EPA"), and by various agencies of the states and localities in which our products are sold.

Regulatory uncertainty concerning dietary supplements.

The Food Safety Modernization Act (the “FSMA”) expands the reach and regulatory powers of the FDA with respect to the production and importation of food, including dietary supplements. The expanded reach and regulatory powers include the FDA's ability to order mandatory recalls, administratively detain domestic products, and require certification of compliance with domestic requirements for imported foods associated with safety issues. FMSA also gave FDA the authority to administratively revoke manufacturing facility registrations, effectively enjoining manufacturing of dietary ingredients and dietary supplements without judicial process. The regulation of dietary supplements may increase or become more restrictive in the future.

Regulation could render any of our products unmarketable

The FDA or other agencies could take actions against products or product ingredients that, in their determination, present an unreasonable health risk to consumers that would make it illegal for us to sell such products. Such actions or warnings could be based on information received through FDC Act-mandated reporting of serious adverse events. The failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business, financial condition and results of operations. A removal or recall could also result in negative publicity and damage to our reputation that could reduce future demand for our products.

Regulation may limit how we are able to market our products

If the FDA determines that a particular structure/function claim is an unacceptable claim that causes the product to be regulated as a drug, a conventional food claim or an unauthorized version of a "health claim," or, if the FDA determines that a particular claim is not adequately supported by existing scientific data or is false or misleading in any particular way, we would be prevented from using the claim and would have to update our product labels and labeling accordingly.

Our marketing and branding may be changed due to regulation

The FTC exercises jurisdiction over the advertising of dietary supplements and requires that all advertising to consumers be truthful and non-misleading. The FTC actively monitors the dietary supplement space and has instituted numerous enforcement actions against dietary supplement companies for failure to have adequate substantiation for claims made in advertising or for the use of false or misleading advertising claims. As a result of our efforts to comply with applicable statutes and regulations, we may from time to time reformulate, eliminate, or relabel certain of our products and revise certain provisions of our sales and marketing program.

New Legislation or Regulation

Legislation may be introduced which, if passed, would impose substantial new regulatory requirements on dietary supplements. We cannot determine what effect additional domestic governmental legislation, regulations, or administrative orders, when and if promulgated, would have on our business in the future. New legislation or regulations may require the reformulation of certain products to meet new standards, require the recall or discontinuance of certain products not capable of reformulation, impose additional record keeping or require expanded documentation of the properties of certain products, expanded or different labeling or scientific substantiation.

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DILUTION

Dilution means a reduction in value, control or earnings of the shares the investor owns.

Immediate dilution

A development stage company typically sells its shares (or grants options exercisable for its shares) to its founders and early employees at a very low cash cost because they are, in effect, putting their “sweat equity” into the company. When the company seeks cash investments from outside investors, like you, the new investors typically pay a much larger sum for their shares than the founders or earlier investors, which means that the cash value of your stake is diluted because all the shares are worth the same amount, and you paid more than earlier investors for your shares.

Purchasers of our common stock in this Offering will experience an immediate dilution of net tangible book value per share from the public offering price. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of Common Stock and the net tangible book value per share immediately after this Offering. Our net tangible book value as of June 30, 2020 was $0.00 or $0.00 per share based on 149,449,998 outstanding shares of Common Stock as of the date of this Offering Circular. Net tangible book value per share equals the amount of our total tangible assets less total liabilities, divided by the total number of shares of our Common Stock outstanding, all as of the date specified.

If the Maximum Offering, at an offering price of $0.50 per share, is sold in this Offering, after deducting approximately $50,000 in offering expenses payable by us, our pro forma adjusted net tangible book value at June 30, 2020 would be approximately $7,950,000 ($0.048 per share). This amount represents an immediate increase in pro forma net tangible book value of $0.048 per share to our existing stockholders at the date of this Offering Circular, and an immediate dilution in pro forma net tangible book value of approximately $0.45 per share to new investors purchasing shares of Common Stock in this Offering at a price of $0.50 per share.

The following tables illustrate the per share dilution to new investors discussed above, assuming the sale of, respectively, 100%, 75%, 50% and 25% of the shares offered for sale in this Offering (before our estimated offering expenses of $50,000) and based on offering prices of $0.05 per share and $0.50 per share, constituting the lower end and upper end of the price range for this Offering:

$0.05 Per Share Offering Price

	25%	50%	75%	100%
Net Value	$2,000,000	$4,000,000	$6,000,000	$8,000,000
# Total Shares	189,449,998	229,449,998	269,449,998	309,449,998
Net Book Value Per Share	$0.0106	$0.0174	$0.0223	$0.0259
Increase in NBV/Share	$0.0106	$0.0174	$0.0223	$0.0259
Dilution to new shareholders	$0.0394	$0.0326	$0.0277	$0.0241
Percentage Dilution to New	78.89%	65.13%	55.46%	48.30%

$0.50 Per Share Offering Price

	25%	50%	75%	100%
Net Value	$2,000,000	$4,000,000	$6,000,000	$8,000,000
# Total Shares	153,449,998	157,449,998	161,449,998	165,449,998
Net Book Value Per Share	$0.0130	$0.0254	$0.0372	$0.0484
Increase in NBV/Share	$0.0130	$0.0254	$0.0372	$0.0484
Dilution to new shareholders	$0.4870	$0.4746	$0.4628	$0.4516
Percentage Dilution to New	97.39%	94.92%	92.57%	90.33%

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Future dilution

Another important way of looking at dilution is the dilution that happens due to future actions by the company. The investor’s stake in a company could be diluted due to the company issuing additional shares. In other words, when the company issues more shares, the percentage of the company that you own will go down, even though the value of the company may go up. You will own a smaller piece of that company. This increase in number of shares outstanding could result from a stock offering (such as an initial public offering, a subsequent Regulation A offering, a venture capital round, or angel investment), employees exercising stock options, or by conversion of certain instruments (e.g., convertible bonds, preferred shares or warrants) into stock.

If the company decides to issue more shares, an investor could experience value dilution, with each share being worth less than before, and control dilution, with the total percentage an investor owns being less than before. There may also be earnings dilution, with a reduction in the amount earned per share (though this typically occurs only if the company offers dividends, and most early stage companies are unlikely to offer dividends, preferring to invest any earnings into the company).

This type of dilution might also happen upon conversion of convertible notes into shares. Typically, the terms of convertible notes issued by development stage companies provide that note holders may be able to convert the balance of their convertible notes into shares at a discounted price, or a premium is added to the note allowing for a higher principal balance to be converted into shares than was initially invested. Either way, the holders of the convertible notes get more shares for their money than new investors. In the event that the price drops below the offering price in this offering, the holders of the convertible notes will dilute existing equity holders, even more than the new investors do, because they get more shares for their money. Investors should pay careful attention to the total amount of the convertible notes that the company has issued (and may issue in the future), and the terms of those notes.

If you are making an investment expecting to own a certain percentage of us or expecting each share to hold a certain amount of value, it’s important to realize how the value of those shares can decrease by actions taken by us. Dilution can make drastic changes to the value of each share, ownership percentage, voting control, and earnings per share.

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PLAN OF DISTRIBUTION AND SELLING SHAREHOLDERS

Plan of Distribution

We are seeking to raise up to $8,000,000 in total. We will raise the money through the sale of up to 160,000,000 shares of Common Stock. The maximum offering amount is $8,000,000 which represents the value of securities available to be offered as of the date of this Offering Circular. Under Regulation A, we may only offer $20,000,000 in securities during a rolling 12-month period. From time to time, we may seek to qualify additional shares.

We are offering a maximum of 160,000,000 shares of Common Stock on a “best efforts” basis.

We are not selling the shares through commissioned sales agents or underwriters. We will use our existing website, www.Torquelb.com, in addition to our SEC filings in connection with this Offering, to provide information with respect to the offering.

We are initially offering our securities in New York, but will potentially offer the securities in any other of the United States and Puerto Rico.

Our Offering Circular will be furnished to prospective investors in this offering via download 24 hours a day, 7 days a week on our Torquelb.com website.

Process of Subscribing

You will be required to complete a subscription agreement in order to invest. Investors in Common Stock can complete the subscription agreement on our website or by contacting us at invest@torquelb.com to receive a subscription agreement.

The subscription agreement must be delivered to us and funds for the subscribed amount must be delivered in accordance with the instructions stated in the subscription agreement. Investors will specify whether they will purchase shares via credit card, wire transfer, or ACH transfer. Our registered transfer agent, EQ Shareowner Services, will maintain stockholder information on a book-entry basis.

Investors’ Tender of Funds

We will accept tenders of funds to purchase the shares. We may close on investments on a “rolling” basis (so not all investors will receive their shares on the same date). In the event that the Offering Circular is fully subscribed, any additional subscriptions shall be rejected and returned to the subscribing party along with any funds received.

There are no conditions that we must meet in order to hold a closing. A closing will occur each time we determine to accept funds, which may occur as frequently as each subscription agreement and tender of funds is returned by an investor. Subscriptions are irrevocable, and during the period between an investor’s subscription and a closing, the investor will not have the rights of a shareholder. If the closing does not happen, for whatever reason, including, our dissolution or liquidation, the funds will be returned to the investor.

Tendered funds will only be returned to investors in the event we decide to terminate the offering, in which case we will promptly return to the potential investor any money tendered by such potential investor. Upon each closing, funds tendered by investors will be made available to us for our immediate use. We will provide notice to each investor upon the receipt of funds and upon closing.

Issuance of Shares

The information regarding the ownership of the Common Stock will be recorded with the stock transfer agent.

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USE OF PROCEEDS TO ISSUER

We estimate that if it sells the maximum amount of $8,000,000 from the sale of Common Stock, which represents the value of shares available to be offered as of the date of this offering circular out of the rolling 12-month maximum offering amount of $20,000,000 (we have not engaged in any other offerings in the previous rolling twelve months), the net proceeds to the issuer in this offering will be approximately $7,950,000.00, after deducting the estimated offering expenses of approximately $50,000.00 (including payment to marketing, legal and accounting professional fees and other expenses).

The table below shows the net proceeds we would receive from this offering assuming an offering size of $2 million, $4 million and $8 million, and the intended use of those proceeds. There is no guarantee that we will be successful in selling any of the shares we are offering.

	If $2,000,000.00 of the Offering is Raised	If $4,000,000.00 of the Offering is Raised	If 8,000,000.00 of the Offering is Raised
Acquisitions	$0.00	$350,000	$750,000
Brand protection	$20,000	$50,000	$150,000
Business administration & operational costs	$100,000	$200,000	$200,000
Equipment	$165,000	$250,000	$600,000
Inventory	$325,000	$650,000	$1,200,000
Marketing	$385,000	$650,000	$1,351,500
Product development	$500,000	$1,000,000	$2,000,000
Professional fees	$31,000	$55,000	$125,000
Public company expense	$60,000	$125,000	$250,000
Salaries	$309,000	$550,000	$1,123,500
Travel & accommodations	$20,000	$35,000	$80,000
Warehouse & office leasing	$85,000	$85,000	$170,000
TOTAL	$2,000,000	$4,000,000	$8,000,000

We anticipate product development to be our largest expected expenditure. Product development will focus primarily on developing and improving our existing product suite to adapt to regulatory changes and changes in consumer habits. Our product development costs will consist mainly of research and development costs, obtaining inventory, and equipment costs. As our product offerings grow, we expect to hire additional product development and quality assurance specialists. These employees will assist with improving our existing product offerings as well as developing our planned new offerings.

Marketing is our second largest expected expenditure. We anticipate that our marketing will focus primarily via the internet including our own website, search engine optimization and sponsored ads on search engines such as Google, Facebook, Instagram and other search and social media platforms. We expect our marketing costs to consist mainly of advertising costs on several types of media, including television, radio, podcasts and internet services such as Facebook and Google. These costs include engaging vendors such as advertising agencies and consultants. In connection with this marketing plan, we anticipate hiring more sales and marketing employees and possibly engaging outside consultants to implement the marketing plan.

We reserve the right to change the above use of proceeds if management believes it is in our best interest.

The allocation of the net proceeds of the offering set forth above represents our estimates based upon our current plans, assumptions we have made regarding the industry and general economic conditions and our future revenues (if any) and expenditures.

Investors are cautioned that expenditures may vary substantially from the estimates above. Investors will be relying on the judgment of our management, who will have broad discretion regarding the application of the proceeds from this offering. The amounts and timing of our actual expenditures will depend upon numerous factors, including market conditions, cash generated by our operations (if any), business developments and the rate of our growth. We may find it necessary or advisable to use portions of the proceeds from this offering for other purposes.

In the event that we do not raise the entire amount we are seeking, then we may attempt to raise additional funds through private offerings of our securities or by borrowing funds. We do not have any committed sources of financing.

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THE COMPANY’S BUSINESS

With the development of our TORQUE Lifestyle Brands we aim to successfully operate by understanding and predicting consumer requirements and adapting to a changing market. We are working to develop and maintain a broad global presence, size and scope, and the capacity to invest in the long run, which we believe will be advantageous to the long-term viability of the business.

We are developing the TORQUE Lifestyle Brands line of business with the aim to provide consistent value to customers, partners, and investors in the short and long term, with a forward-looking approach, hence, the initiative to develop TORQUE-branded nutritional supplements.

Principal Products and Services

Our products are still in the developmental stage, but our aim is to produce vitamins and supplements in a way that it will be easy for consumers to ingest. We intend to design our products such that they contain ingredients that are formulated to be used to supplement diets. We are designing TORQUE Nutritional Supplements with the intent to provide a wide variety of brand-leading sport food supplements with the goal of setting the benchmark in the areas of quality, product distribution, customer support, and satisfaction. On August 5, 2020, we engaged legal counsel to assist us with the preparation of trademark applications for the products described below.

Our products include:

•	Meta-Torque
•	KETO MRP
•	Torque Burn
•	Torque RPM

Meta-Torque (Torque Metabolic Enhancer)

We intend our Torque Metabolic Enhancer to be a stimulant-free weight loss supplement. The plan is to develop the supplement as an aid to weight loss using a formula that would attempt to assist with carbohydrate intake control, enhanced blood sugar regulation, and by boosting thyroid function. The contemplated design uses a proprietary blend of gugglesterones to boost thyroid function and Vitamin B complex to achieve these objectives.

KETO MRP (Torque Protein)

We intend our Torque Keto-MRP to be a meal replacement supplement. We anticipate targeting individuals following a ketogenic diet by designing Torque Keto-MRP as a meal replacement supplement that is high in fats, moderate in proteins, and low in carbohydrates. We want to design Torque Keto-MRP to be easy to prepare, great tasting, and derive its caloric content mostly from fat and protein consistent with most ketogenic diet plans.

Torque Burn (Torque Fat Burn Tablets)

We intend our TQ Fat Burner to help shed unwanted fat by designing it to dramatically increase core temperature to facilitate rapid caloric burn. The conceived design would use the ECA stack effect, fat burn substitutes, several Beta Adrengenic Agonists for ephedra, use several forms of caffeine, and add white willow bark to thin the blood. When combined with cardio, the tablets would be designed to help increase sweat and heart rate to facilitate the fat burning process.

Torque RPM (Torque Pre-Workout and Recovery)

We intend our Pre-Workout and Recovery supplement to be designed in collaboration with athletes and trainers with the goal of developing a product that would offer sustained energy for training, without detrimental side effects like the jitters that are associated with other workout supplements. The product will be intended to target increasing mental focus during training, endurance, and the capacity to increase the capacity to exercise and consequently the ability to build lean muscle.

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Market

Global Dietary Supplements Market

In 2016, the dietary supplements market, in which our products are classified, was valued at $133.1 billion and forecasted to experience substantial growth in the coming years. The American National Standards Institute project the market to reach $220 billion by 2021 and $242 billion by 2025. (“Dietary Supplements Market: Executive Summary,” April 11, 2018).

This growth is mainly due to the increase in lifestyle diseases and changing mindset toward preventive healthcare worldwide. Globally, the market is also growing rapidly as a result of the rising prevalence of chronic diseases such as arthritis, cardiovascular problems, diabetes etc. and the favorable outlook towards medical nutrition. Other factors fueling the growth of the market include increasing preference for sports activity as an academic curriculum in education systems and the positive outlook towards sports nutrition. The report observed that individuals taking on hectic jobs and leading busy lifestyles will always need dietary supplements to balance the burden of busy lifestyles.

Rising awareness regarding personalized nutritional products should help to fuel the demand for the dietary supplement market. In addition, technological advancements and an increasing investment in research and development of functional foods and supplement products could likely help grow the dietary supplement market.

Functional Food and Nutraceuticals Market in the United States

By definition, functional food has similar appearance with conventional food since it is consumed as part of a usual diet. It is demonstrated to have physiological benefits and/or help to reduce the risk of chronic disease beyond basic nutritional functions. They can be regarded as ingredients that offer health benefits that extend beyond their nutritional value. Some types contain supplements or other additional ingredients designed to improve health.

On the other hand, a nutraceutical is a product that is purified from foods that is generally sold in medicinal forms not usually associated with foods. A nutraceutical is believed to have a physiological benefit or provide protection against chronic disease.

Based upon a report in 2019, the graph below estimates that the United States nutraceutical market was worth approximately $71.73 billion in 2017, and is anticipated to rise to $133.4 billion by 2025 which is more than double of the value in 2014. (Graph available at https://www.statista.com/statistics/910097/us-market-size-nutraceuticals/)

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The millennials focus on health, fitness, nutrition, and convenience have been the attributed to growth of the market. Additionally, increasing number of health and fitness clubs, the need to battle various diet-related health issues among the young and the old, as well as the motivation among younger generations to stay fit will continue to support the growth of the market.

There is an ongoing shift from treating diseases and illnesses to the adoption of several other measures that can help to prevent or alleviate diseases from the onset. Consequently, this has led to the substantial rise in the nutraceutical market.

Dietary supplements play an important role in the overall health and wellness of Americans. Without doubt, they have become mainstream. Already, 77 percent of U.S. adults take dietary supplements and below are some facts about the dietary supplement consumption in the US:2

United States Dietary Supplements Market

The dietary supplements market is a sub-category of the Functional Food and Nutraceuticals. Our products are part of this dietary supplements market. In the United States, in 2016, dietary supplement sales reached $31.7 billion. By 2020, that figure is estimated to reach $41.4 billion, representing a 30% increase. It is estimated that the dietary supplement market will exceed $50 billion by 2023.

Within the dietary supplements market, Sports supplements will record the fastest growth rate (8.3%), followed closely by the practitioner market (8%), herbal supplements (6.8%) and vitamins (4.6%).3 The growth in the US dietary supplements market is attributed to the surge in the geriatric population, the adoption of dietary supplements, and an increasing preventative healthcare measure.4

Brand Development

We are working to develop products that are potent and able to perform based on the consumers expectations. To ensure are products meet these standards, we plan to develop various processes to test the purity, potency, and quality of the products we develop. This will allow us to obtain constructive feedback from consumers to help our products obtain the brand recognition we seek.

Part of developing our brand will be the placement of our products. To this end, we intend to market to, and work with, athletes, trainers, and other fitness professionals to best build our brand within our target community. This may include us participating in product demonstrations, fitness conferences, and other fitness and sporting events. We plan to take the feedback and other information we obtain from these sources and product testing to develop confidence in our brand.

Target Market

We are targeting American males and females who fall in the age group 18 – 45 years.

Although PEW's research of 2019 identified the American millennials to be people aged 23 – 38 however, our target audience of people between 18 and 45 years belong to this defined age range for millennials and by extension some of them are a little below this range while others are a little above the millennial range.

The American millennial population is growing at a fast pace and has surpassed the “baby boomers” generation. Based on population estimates by United States Census Bureau, millennials outnumbered baby boomers by 72.1 million to 71.6 million as of July 2019. By 2033, Millennials are expected to reach 74.9 million.5

__________

2 https://www.crnusa.org/newsroom/dietary-supplement-use-reaches-all-time-high

3 https://share.ansi.org/Shared%20Documents/Dietary%20Supplements/Dietary%20Supplements%20Executive%20Summary_final.pdf

4 https://www.marketwatch.com/press-release/covid-19-impact-affects-dietary-supplements-market-globally-in-2020-2020-06-04

5 https://www.weforum.org/agenda/2020/04/millennials-overtake-baby-boomers-largest-generation-america/

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We believe this is the optimal target group for our products because millennials tend to be well-informed and better educated than other age groups, a factor which is associated with being employed and financially stable. Additionally, there is a gap in earning power between those with a college degree and those with only high school education. To this end, about one-third of millennial men and about 43% of millennial women have at least a bachelor’s degree. As a result, 72% of millennials are employed, the highest among all generations (3% of millennials are unemployed and 25% of millennials are not in the labor force). Millennials with high school diploma or its equivalent have roughly $31,300 median earnings. Those who did not finish college or with associate degree have their median earnings at $36,000 whereas those with bachelor’s degree or higher earn $56,000 as their annual median income.6

They also enjoy leisure, love to keep fit, and are health conscious. Therefore, we will be targeting this unique group that tends to favor foods with less artificial ingredients as well as maintain good health through supplements that refresh physically and mentally. This focus, in addition to their earning power providing current and future disposable income to spend on products, like wellness and dietary supplements and confirm our view that this age group makes the best target market for our products.

Competition

We believe our supplements will compete with various products that boost the immune system, fight premature aging, promote recovery from exercise, and others that enhance overall health. The following table provides a sample of some of the products currently on the market with which our products may compete.

__________

6 https://www.pewsocialtrends.org/essay/millennial-life-how-young-adulthood-today-compares-with-prior-generations/

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Product	Manufacturer	Product Description	Price	Customer Review (5.0)	Best Sellers Rank
CollagenC immune booster shot	Alfa Vitamins Laboratory Inc.	It contains 1,000mg of Vitamin C and 1,000 of Collagen for your skin, hair, nails, and joints. (Shots)	$40	N/A	• #535,243 in Health and Household • #27,671 in Vitamin Supplements
High potency vitamins C antioxidant support	Sports Research	240 count of 1000mg capsules	$18	4.8	• #11,654 in Health & Household
ZMA Sports Recovery	NOW Foods	90 Capsules	$22	4.6	• #5,838 in Health & Household
Gold Standard Pre workout Advanced	Optimum Nutrition	300mg of caffeine, 6g micronized L-Citruline and 3.2g Beta-Alanine for 20 servings	N/A Currently unavailable on Amazon	4.4	• #1 in Sports Nutrition Pre-Workout Powders • #230 in Health & Household
C4 Ripped Pre-workout powder	Cellucor	135mg for 30 servings (Powder)	$30 but currently unavailable on Amazon	4.5	• #2 in Sports Nutrition Pre-workout powders • #723 in Health & Household
C4 Original Pre workout	Cellucor	30 servings (Powder)	N/A	4.4	• #3 in Sports Nutrition Pre-Workout Powders • #782 in Health & Household
Platinum Caffeine	MuscleTech	125 tablets of 220mg	~$6	4.4	• #3,408 in Health & Household • #7 in Sports Nutrition Endurance & Energy Supplements
N.O.-XPLODE Pre-Workout Supplement	Bio-Engineered Supplements and Nutrition, Inc. (BSN)	60 servings (Fruit Punch)	N/A	4.4	• #1,818 in Health & Household • #2 in Sports Nutrition Endurance & Energy Supplements • #9 in Sports Nutrition Pre-Workout Products
Elderberry Capsules with Zinc & Vitamin C	Sports Research, USA	180mg vitamin C	$20	4.8	• #12,052 in health and household
Volcano Pre-Workout Nitric Oxide Booster	Force Factor	120 capsules	$28	4.3	• #14 in Sports Nutrition Nitric Oxide Boosters • #16,701 in Health & Household
Nitro Surge Pre workout	Jacked Factory	30 servings (Powder)	~$25	4.6	• #6 in Sports Nutrition Pre-Workout Powders • #1,280 in Health & Household

**N/A = Not Available.

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Our Advantages

Our goal is to be a trustworthy source for products that improve the quality of life of our customers. We believe we can fill this role by, among other things:

•	Establishing high-volume supplement manufacturing capabilities and turnaround which allows us to benefit from economies of scale and play with pricing to beat competition;

•	creating nutritional supplements that revitalize the body;

•	demanding stringent quality standards, beginning with raw material sourcing all the through to distribution;

•	avoiding the use of Genetically Modified Organisms (GMO) and making our products 100% free of GMO ingredients;

•	complying with the National Organic Program; and

•	ensuring our manufacturing facilities adhere to high levels of sanitation and cleanliness.

Intellectual Property

We have engaged counsel to trademark our Torque Lifestyle branded products in the United States. We do not own any patents.

Regulation

The supplement industry is subject to several regulatory regimes and entities. The actions of these entities may limit or prohibit our plans to develop our products and market. The FDA or other agencies could take actions against products or product ingredients that, in their determination, present an unreasonable health risk to consumers that would make it illegal for us to sell such products. Such actions or warnings could be based on information received through FDC Act-mandated reporting of serious adverse events. The failure of such products to comply with applicable regulatory and legislative requirements could prevent us from marketing the products or require us to recall or remove such products from the market, which in certain cases could materially and adversely affect our business strategy, our marketing, financial condition and results of operations. A removal or recall could also result in negative publicity and damage to our reputation that could reduce future demand for our products. See the “RISK FACTORS” section for additional risks related to regulation.

Litigation

We are not involved in any litigation, and our management is not aware of any pending or threatened legal actions relating to our intellectual property, conduct of our business activities, or otherwise.

Property

We do not currently own or lease any property. Upon completion of this Offering, we intend to lease adequate space to develop or products and operate our business. As outlined in the “USE OF PROCEEDS” section, payment for the lease will come from part of the proceeds from this offering.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion of our financial condition and results of operations should be read in conjunction with the unaudited financial statements and the notes thereto included in this Offering Circular. The following discussion contains forward-looking statements. Actual results could differ materially from the results discussed in the forward-looking statements. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” above.

Operating Results

Torque Lifestyle Brands, Inc. was incorporated on May 10, 1999 in the State of Colorado. We were originally incorporated as Tensleep Design, Inc. With our name change and corporate reinstatement on April 19, 2020 and subsequent name change on July 27, 2020, we engaged in a strategic pivot to focus on and develop our Torque-branded supplements. We expect our Torque-branded supplements to be our primary source of revenue going forward.

2020 Compared to 2019

Results of Operations for Year Ended June 30, 2020 and 2019

The following summarizes the results of our operations for year ended 2020 as compared to year ended 2019:

	Year Ended June 30,
	2020	2019	$ Change

Revenues	$–	$–	$–
Sales
Total Revenue	–	–	–

Operating expenses:
Reinstatement Fees	40,000	–	(40,000)
Total operating expenses	40,000	–	(40,000)

Other income:
Forgiveness of indebtedness	49,441	–	49,441
Loss on write off of assets	(68,288)	–	(68,288)
Total other income	(18,847)	–	(18,847)
Net Income	$(58,847))	$–	$(58,847)

Revenues

During the years ended June 30, 2020 and 2019, we did not generate any revenue.

Operating Expenses

Our total operating expenses in 2020 amounted to $40,000, which represented an increase of $40,000, or 100%, from the expenses in 2019. The increase in operating expenses is primarily due to an increase in general and administrative expenses in 2020 to reinstate the company.

Other Income, Net

Other income, net in 2020 amounted to $(18,847), which represented an increase of $18,847 from the amount in 2019. The increase in other income, net is due primarily to a loss attributable to a write off of assets in 2020.

21

Liquidity and Capital Resources

We do not currently have any outstanding loans or available credit facilities. As of June 30, 2020, we had no cash on hand. To date, our activities have been funded from the issuance of stock for services and other sweat equity of our management team.

We believe that with the funds from our regulation A offerings, we will have the capital available to sufficiently begin our operations until we begin to generate positive cash flows from operations. Depending on the amount raised in future equity offerings, we may need to raise additional funds, either in other securities offerings or from banks or other lenders. We do not currently have access to any line of credit or other sources of bank funding.

We currently have no material commitments for capital expenditures.

Cash Flows

As of June 30, 2020, we had no cash on hand, with the same being the case as of June 30, 2019. The following summarizes our cash flow activities for 2020 and 2019.

Cash used in operating activities was $61,121 in 2020, as compared to $0 in 2019. The increase in cash used in operations was primarily due to a lack of operations in 2019 as compared to 2020, as well as an increase in accrued liabilities as of June 30, 2020 as compared to the previous year.

Cash provided by investing activities was $65,458 in year ending June 30, 2020, as compared to $0 in year ending June 30, 2019. During 2020, cash provided by investing activities consisted primarily of a write off of fixed assets of $30,261 and intangible assets of $35,197.

Cash provided by financing activities was $(4,338) in year ending June 30, 2020, as compared to $0 in year ending June 30, 2019. In 2020, we had proceeds from additional paid in capital. These amounts were offset by payments to a shareholder, a previous loan agreement, a note, and line of credit.

Our ability to continue as a going concern on a long-term basis is dependent upon our ability to generate sufficient cash flow from operations to meet our obligations on a timely basis, to obtain additional financing and ultimately attain profitability.

Trend Information

We are operating in a new industry and there is a level of uncertainty about how fast the volume of activity will increase and how future regulatory requirements may change the landscape. For those reasons and because we are still in the infancy of these new regulations, we expect to continue to incur losses until such time that our product marketing and distribution channels can distribute our products to our customers to the extent it can generate sufficient revenues to cover our costs.

Impact of COVID-19

The outbreak of Covid-19 forced people across the world to stay indoors thus sprouting medical, social and economic challenges. Production and other business activities were put on hold as a result. Many cities across the world were on complete shutdown between the first and second quarter of the year 2020 thus making the source of livelihood unbearable for many. Some regions witnessed food shortages which presented possible risks for infections.

However, the dietary supplements market has shown resilience amidst the coronavirus pandemic. The industry is bracing up for new concepts in how marketing, research, manufacturing, and distribution is conducted. The dietary supplements landscape is being reshaped. Companies who had relied on suppliers overseas for their raw materials and production now have to strategize and produce more goods locally due to regional restrictions on trades, shipping price hikes, etc.

22

DIRECTORS, EXECUTIVE OFFICERS AND SIGNIFICANT EMPLOYEES

As of September 11, 2020, our directors, executive officers and significant employees were as follows:

Name	Position	Age	Term of Office (if indefinite, give date appointed)	Approximate hours per week (if part- time)/full-time
Executive Officers:
David Lovatt	CEO and President	46	July 13, 2020, Indefinitely	Full-time
Leonard Armenta	Treasurer/Secretary	44	July 13, 2020, Indefinitely	Full-time

Directors:
David Lovatt	Director and Chairman	46	July 13, 2020, Indefinitely
Leonard Armenta	Director	44	July 13, 2020, Indefinitely

David Lovatt, CEO and Chairman

David Lovatt became our Chief Executive Officer and Director on July 13, 2020. On October 4, 2013, Mr. Lovatt became CEO of GenTech Holdings, Inc. (f/k/a Pocket Games, Inc.) and remains in that position. From November 10, 2010 to December 1, 2013. Mr. Lovatt was the chief operating officer of DNA Dynamics, Inc. His responsibilities included overseeing product development and operations. From September 1, 2008 until February 1, 2011, Mr. Lovatt was the chief executive officer of Cloud Centric System Inc. Mr. Lovatt has a Bachelor’s degree from the University of Huddersfield, in West Yorkshire, England.

Leonard Armenta, Secretary, Treasurer, and Director

Leonard K. Armenta, Jr. became a director on July 13, 2020. Since July 2020, Mr. Armenta has been the CEO of SINFIT Nutrition, a functional food company and Secret Javas, a premium coffee company. From August 2015 until June 2018, Mr. Armenta was the CEO of Intensity Nutrition. From May 2013 until July 2015, Mr. Armenta served as Executive Vice President of Business Development for Creative Edge Nutrition, a sports nutrition company. From July 2008 until May 2012, Mr. Armenta served as COO and Executive Vice President of Muscle Pharm. From April 1999 until July 2008, Mr. Armenta was an owner of Colorado Sports Innovations Consulting, which assisted companies in branding and revenue growth strategies.

Furthermore, as a way to oversee the business activities and its environments, we intend to employ a COO. In addition, we plan to hire up to four staff members who work in the production, sales and distribution units of the business.

COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

For the fiscal year ended June 30, 2020, we compensated our only directors and executive officers as follows:

Name	Capacities in which compensation was received	Cash compensation ($)	Other compensation ($)	Total compensation ($)(1)
David Lovatt	Chief Executive Officer	$-0-	$-0-	$-0-
Leonard Armenta	Secretary/Treasurer	$-0-	$-0-	$-0-

(1)	In fiscal year 2020, neither of our two directors received compensation in their capacity as executive officers or directors. The preferred shares received in 2020 by Messrs. Lovatt and Armenta were purchased by them from Small Cap Compliance, LLC on July 13, 2020.

23

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN SHAREHOLDERS

The tables below show, as of September 11, 2020, the security ownership of each director and executive officer and each person who owns beneficially more than 10% of our voting securities.

Title of class	Name and address of beneficial owner (1)	Amount and nature of beneficial ownership	Amount and nature of beneficial ownership Acquirable(2)(3)	Percent of class (4)
Common Stock	David Lovatt	0	200,000,000	49.9%

Common Stock	Leonard Armenta	0	200,000,000	49.9%

Preferred Stock	David Lovatt	200,000		50%

Preferred Stock	Leonard Armenta	200,000		50%

(1)	The address for all the executive officers and directors is c/o Torque Lifestyle Brands, Inc., 1732 1st Avenue #25955, New York, New York 10128.
(2)	This calculation is the amount the person owns now, plus the amount that person is entitled to acquire. That amount is then shown as a percentage of the outstanding amount of securities in that class if no other person exercised their rights to acquire those securities. The result is a calculation of the maximum amount that person could ever own based on their current and acquirable ownership, which is why the amounts in this column may not add up to 100% for each class.
(3)	This reflects full conversion of the preferred shares at 1,000:1.
(4)	Based on 400,373,942 shares of Common Stock (assuming full conversion of Preferred Stock and an increase in the authorized shares of the Company), 400,000 shares of Preferred Stock outstanding.

INTEREST OF MANAGEMENT AND OTHERS IN CERTAIN TRANSACTIONS

The Company follows ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions.  On July 13, 2020, Small Cap Compliance, LLC entered into a Stock Purchase Agreement with David Lovatt and Leonard Armenta. As a result, the shares were transferred, and a change of control occurred. Rhonda Keaveney resigned her positions as CEO, Treasurer, Secretary, and Director. David Lovatt was appointed President, CEO, and Director and Leonard Armenta was appointed Secretary, Treasurer, and Director. The shares were issued as follows:

•	200,000 Series A preferred shares issued to Dave Lovatt
•	200,000 Series A preferred shares issued to Leonard Armenta

24

SECURITIES BEING OFFERED

General

We are offering Common Stock to investors in this Offering. The following descriptions summarize important terms of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the Amended and Restated Certificate of Incorporation and the Amended and Restated Bylaws, drafts of which have been filed as Exhibits to the Offering Statement of which this Offering Circular is a part. For a complete description of our capital stock, you should refer to our Amended and Restated Certificate of Incorporation and our Bylaws, as amended and restated, and applicable provisions of the Colorado Revised Statutes.

Our authorized capital stock consists of 500,000,000 shares of Common Stock, $0.001 par value per share, and 10,000,000 shares of Preferred Stock, $0.001 par value per share, all of which are designated as Series A Preferred Stock.

As of September 30, 2020, our issued and outstanding shares included 373,942 shares of Common Stock and 400,000 shares of Series A Preferred Stock.

Common Stock

Dividend Rights

Holders of Common Stock are entitled to receive dividends, as may be declared from time to time by the board of directors out of legally available funds, unless a dividend is paid with respect to all outstanding shares of Preferred Stock in an amount equal or greater than the amount those holders would receive on an as-converted basis to Common Stock. We have never declared or paid cash dividends on any of our capital stock and currently do not anticipate paying any cash dividends after this offering or in the foreseeable future.

Voting Rights

Each holder of Common Stock is entitled to one vote for each share on all matters submitted to a vote of the shareholders, including the election of directors, but excluding matters that relate solely to the terms of a series of Preferred Stock.

Right to Receive Liquidation Distributions

In the event of our liquidation, dissolution, or winding up, after the payment of all of our debts and other liabilities and the satisfaction of the liquidation preferences granted to the holders of Preferred Stock, the holders of Common Stock and the holders of Preferred Stock (calculated on an as-converted to Common Stock basis) will be entitled to share ratably in the net assets legally available for distribution to shareholders.

Additional Rights and Preferences

Holders of Common Stock have no preemptive, conversion, anti-dilution or other rights, and there are no redemptive or sinking fund provisions applicable to Common Stock.

Forum Selection Provision

Section 6 of our Common Stock subscription agreement (which appears as an exhibit to the offering statement of which this offering circular forms a part) provides that any court of competent jurisdiction in the State of New York is the exclusive forum for all actions or proceedings relating to the subscription agreement. However, this exclusive forum provision does not apply to actions arising under the federal securities laws. The jury trial waiver and exclusive forum provisions of the subscription agreement applies only to actions arising under that agreement and does not apply to claims arising from actions not related to this Regulation A offering.

25

ONGOING REPORTING AND SUPPLEMENTS TO THIS OFFERING CIRCULAR

We are not required to make any ongoing reporting. However, we will be required to file a Form 1-Z within thirty (30) calendar days after the termination or completion of this Regulation A offering.

We may supplement the information in this Offering Circular by filing a Supplement with the SEC.

All these filings will be available on the SEC’s EDGAR filing system. You should read all the available information before investing.

26

TORQUE LIFESTYLE BRANDS, INC.

CONSOLIDATED FINANCIAL STATEMENTS

June 30, 2020 and 2019

TORQUE LIFESTYLE BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2020	June 30, 2019
Assets
Current Assets	$–	$1
Cash	–	2,983
Accounts receivable	–	1,162
Inventory	–	–
Total Current Assets	–	4,146

Other Assets
Fixed assets, net	–	30,261
Intangible assets, net	–	33,881
Total Other Assets	–	64,142

Total Assets	$–	$68,288

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Accounts payable	$–	$3,875
Credit card payable	–	6,239
Due to shareholders	–	5,712
Current Portion of LTL	–	8,342
Taxes payable	–	1,628
Loan Agreements	–	23,645
Total Current Liabilities	–	49,441

Total Liabilities	–	49,441

MEMBERS’ EQUITY
Series A convertible preferred stock; 10,000,000 authorized; par value $0.001 400,000 and -0- issued and outstanding as of June 30, 2020 and June 30, 2019, respectively	400	–
Common stock 500,000,000 authorized; par value $0.001; 149,449,998 shares issued and outstanding at June 30, 2020 and June 30, 2019, respectively	149,450	149,450
Additional paid in capital	(78,652)	(112,225)
Retained earnings	(71,225)	(12,379)
Total stockholders' equity	–	18,847

Total Liabilities and Stockholders' Equity	$–	$68,288

The accompanying notes are an integral part of these financial statements

F-1

TORQUE LIFESTYLE BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the years ended
	June 30, 2020	June 30, 2019
Revenue
Sales	$–	$–

Total Revenue	–	–

Expenses
Reinstatement fees	40,000	–

Total Expenses	40,000	–

Other income/expenses
Forgiveness of indebtedness	49,441	–
Loss of write off of assets	(68,288)	–

Total other income/expense	(18,847)	–
Net Income	$(58,847)	$–

See accompanying notes to consolidated financial statements

F-2

TORQUE LIFESTYLE BRANDS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

FOR THE YEARS ENDED JUNE 30, 2020 AND JUNE 30, 2019

(Unaudited)

	Series A Preferred Stock				Common Stock
	Shares	Amount	Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at May 1, 2019	–	$–	149,449,998	$149,450	$(118,225)	$(12,378)	$18,847
Balance at June 30, 2019	–	–	149,449,998	149,450	(118,225)	(12,378)	18,847
Issuance of Series A Preferred for Services	400,000	400	–	–	39,600	–	40,000
Net Loss at June 30, 2020	–	–	–	–	–	(58,847)	(58,847)
Balance at June 30, 2020	400,000	$400	149,449,998	$149,450	$(78,625)	$(71,225)	$–

The accompanying notes are an integral part of these financial statements.

F-3

TORQUE LIFESTYLE BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the years ended
	June 30, 2020	June 30, 2019
Cash Flow from Operating Activities
Net Loss	$(58,847)	$–
Adjustments to reconcile net loss to net cash

Changes in operating assets and liabilities
Amortization	(1,316)	–
Accounts receivable	2,983	–
Accounts payable and accrued liabilities	(3,875)	–
Series A preferred stock issued for services	400	–
Inventory written off	1,162	–
Taxes payable	(1,628)	–
Net Cash used by Operating Activities	(61,121)	–

Cash Flows from Investing Activities
Fixed assets written off	30,261	–
Intangible assets written off	35,197	–
Net Cash provided by Investing Activities	65,458	–

Cash Flows from Financing Activities
Due to shareholder	(5,712)	–
Notes payable	(8,342)	149,450
Loan agreements	(23,645)	–
Credit cards payable	(6,239)	(149,450)
Additional paid in capital	39,600	–
Net Cash used by Financing Activities	(4,338)	–

(Decrease) Increase in Cash	(1)	1
Cash - Beginning of period	1	1
Cash - End of period	$–	$–

The accompanying notes are an integral part of these financial statements.

F-4

TORQUE LIFESTYLE BRANDS, INC.

CONSOLIDATED INTERIM FINANCIAL STATEMENTS

September 30, 2020 and 2019

TORQUE LIFESTYLE BRANDS, INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	September 30, 2020	September 30, 2019
ASSETS
Current Assets	$–	$–
Cash	–	1
Accounts receivable	–	2,983
Inventory		1,162
Total Current Assets	–	4,146

Other Assets
Fixed assets, net	–	30,261
Intangible assets, net	–	33,881
Total Other Assets	–	64,142

Total Assets	$–	$68,288

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$–	$3,875
Credit card payable	–	6,239
Due to shareholders	–	5,712
Current Portion of LTL	–	8,342
Taxes payable	–	1,628
Loan Agreements	–	23,645
Total Current Liabilities	–	49,441

Total Liabilities	–	49,441

MEMBERS’ EQUITY
Series A convertible preferred stock; 10,000,000 authorized; par value $0.001 400,000 and -0- issued and outstanding as of June 30, 2020 and June 30, 2019, respectively	400	–
Common stock 500,000,000 authorized; par value $0.001; 149,449,998 shares shares issued and outstanding at June 30, 2020 and June 30, 2019, respectively	149,450	149,450
Additional paid in capital	(78,652)	(118,225)
Retained earnings	(71,225)	(12,378)
Total stockholders' equity	–	18,847
Total Liabilities and Stockholders' Equity	$–	$68,288

The accompanying notes are an integral part of these financial statements

F-5

TORQUE LIFESTYLE BRANDS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the three months ended
	September 30, 2020	September 30, 2019
Revenue
Sales	$–	$–

Total Revenue	–	–

Expenses
Reinstatement fees	40,000	–

Total Expenses	40,000	–

Other income/expenses
Forgiveness of indebtedness	49,441	–
Loss of write off of assets	(68,288)	–

Total other income/expense	(18,847)	–
Net Income	$(58,847)	$–

See accompanying notes to consolidated financial statements

F-6

TORQUE LIFESTYLE BRANDS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

For the three months ended September 30, 2020 and September 30, 2019

(Unaudited)

	Series A Preferred Stock					Common Stock
	Shares	Amount	Shares		Amount	Additional Paid-In Capital	Accumulated Deficit	Total Stockholders’ Deficit
Balance at July 1, 2019	–	$–	149,449,998		$149,450	$(118,225)	$(12,378)	$(18,847)

Balance at Sept. 30, 2019	–	–	149,449,998		149,450	(118,225)	(12,378)	18,847

Issuance of Series A Preferred for Services	400,000	400	–		–	39,600	–	40,000

Net Loss at Sept. 30, 2020	–	–	–		–	–	(58,847)	(58,847)

Balance at Sept. 30, 2020	400,000	$400	373,942	*	$149,450	$(78,625)	$(71,225)	$–

* This figure is adjusted for the reverse stock split that occurred after September 30, 2019. Pre stock split this figure would have been 149,449,998.

The accompanying notes are an integral part of these financial statements.

F-7

TORQUE LIFESTYLE BRANDS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	For the three months ended
	September 30, 2020	September 30, 2019
Cash Flow from Operating Activities
Net Loss	$(58,847)	$–
Adjustment to reconcile net loss to net cash

Changes in operating assets and liabilities
Amortization	(1,316)	–
Accounts receivable	2,983	–
Accounts payable and accrued liabilities	(3,875)	–
Series A preferred stock issued for services	400	–
Inventory written off	1,162	–
Taxes payable	(1,628)	–
Net Cash used by Operating Activities	(61,121)	–
		–
Cash Flows from Investing Activities
Fixed assets written off	30,261	–
Intangible assets written off	35,197	–
Net Cash provided by Investing Activities	65,458	–

Cash Flows from Financing Activities
Due to shareholder	(5,712)	–
Notes payable	(8,342)	149,450
Loan agreements	(23,645)	–
Credit cards payable	(6,239)	(149,450)
Additional paid in capital	39,600	–
Net Cash used by Financing Activities	(4,338)	–

(Decrease) Increase in Cash	(1)	1
Cash - Beginning of period	1	1
Cash - End of period	$–	$–

The accompanying notes are an integral part of these financial statements.

F-8

TORQUE LIFESTYLE BRANDS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited)

Note 1 – Organization and Description of Business

Commodore International Corporation (AKA Reunite Investments, Inc.), a Colorado corporation (“we” or “us”). On May 10, 1999, we were incorporated as Tensleep Design, Inc. under the laws of the State of Colorado. On May 10, 2000, we amended our Articles of Incorporation and changed our name to Tensleep Technologies, Inc. At this time, we have 155,000,000 shares of stock authorized, 150,000,000 common shares and 5,000,000 preferred shares. The preferred shares had no designation of rights or privileges. We changed our name to Yeahronimo Media Ventures, Inc. on March 7, 2005 and on July 7, 2005 again changed our name to Commodore Inc. On September 16, 2005, we changed our name back to Yeahronimo Media Ventures, Inc. and on October 6, 2005 changed our name to Commodore International Corporation. Finally, on June 6, 2009, we changed our name to Reunite Investments, Inc., however, we never filed a FINRA corporate action to ratify the change so we continued to trade under the name Commodore International Corporation.

We filed a Form 10-SB in 1998 and 1999 but withdrew the filing both times. We filed the Form a third time in 1999 and the Form became effective in July 1999. We filed our last quarterly report on September 30, 2001 and thereafter filed the Form 15-12G, Notice of Termination of Registration, on December 27, 2001. On April 14, 2020, the 2nd Judicial District Court in Denver County entered an order appointing Small Cap Compliance, LLC, as our custodian. On April 15, 2020, Rhonda Keaveney was appointed as interim officer and director.

We were reinstated on April 19, 2020, and the custodian filed an amendment to the Articles of Incorporation to raise the authorized number of shares to 500,000,000 and designate the Series A Preferred Stock (voting and conversion rights 1 for 1,000). Ms. Keaveney issued 400,000 shares of Preferred A stock to Small Cap Compliance, LLC for services paid on our behalf. On July 13, 2020, Small Cap Compliance, LLC entered into a Stock Purchase Agreement with David Lovatt and Leonard Armenta. As a result, the shares were transferred, and a change of control occurred. Rhonda Keaveney resigned her positions as CEO, Treasurer, Secretary, and Director. David Lovatt was appointed President, CEO, and Director and Leonard Armenta was appointed Secretary, Treasurer, and Director.

We filed a Certificate of Amendment with the Colorado Secretary of State on July 27,2020 to change our name to our current name, Torque Lifestyle Brands, Inc.

Torque Lifestyle Brands, Inc. is to become a recognized brand name in the supplements production industry with its headquarters in the United States of America. Our Nutritional Supplements offering is founded in 2020. Torque Nutritional Supplements, a subsidiary of Torque Lifestyle Brands, is set to be a global manufacturing company known for its unique production of nutritional supplements, specifically targeting sportspersons.

Our range of products will include Torque Metabolic Enhancer, Torque Source of Protein, Torque Fat burn tablets, and Torque Pre-workout & Recovery, which will be manufactured from natural ingredients in compliance with FDA regulation.  Our products will be manufactured for the US market at the initial stage and sold to distribution partners in the nutritional supplements market, big players in the fast-moving consumer goods industry, big box retailers and fitness clubs. The next phase will see us expanding to markets outside the US including United Arab Emirates, Singapore, and South America.

We have elected June 30 as its year end.

Note 2 – Going Concern

Our financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern that contemplates the realization of assets and liquidation of liabilities in the normal course of business. We have not established any source of revenue to cover our operating costs. These conditions raise substantial doubt about our ability to continue as a going concern. We will engage in very limited activities without incurring any liabilities that must be satisfied in cash until a source of funding is secured. We may offer non-cash consideration and seek equity lines as a means of financing its operations. If we are unable to obtain revenue producing contracts or financing or if the revenue or financing, we do obtain is insufficient to cover any operating losses we may incur, we may substantially curtail or terminate our operations or seek other business opportunities through strategic alliances, acquisitions or other arrangements that may dilute the interests of existing stockholders.

F-9

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation

The Financial Statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Financial Statements have been prepared using the accrual basis of accounting in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States (See Note 2) regarding the assumption that we are a “going concern”.

Development Stage Company

We are a development stage company as defined by section 915-10-20 of the FASB Accounting Standards Codification. We are still devoting substantially all of our efforts on establishing the business. Our planned principal operations have not commenced.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. In the opinion of management, all adjustments necessary in order to make the financial statements not misleading have been included. Actual results could differ from those estimates.

Cash Equivalents

We consider all highly liquid investments with maturity of three months or less when purchased to be cash equivalents. Consolidated cash and cash equivalents at June 30, 2020 and June 30, 2019 was $0. We consider all highly liquid investments with maturities of three months or less to be cash equivalents.

Income Taxes

We account for income taxes under ASC 740 “Income Taxes.”  Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.  The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period the enactment occurs.  A valuation allowance is provided for certain deferred tax assets if it is more likely than not that we will not realize tax assets through future operations.

Basic Earnings (Loss) Per Share

We compute basic and diluted earnings per share amounts in accordance with ASC Topic 260, Earnings per Share. Basic earnings per share is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the reporting period. Diluted earnings per share reflects the potential dilution that could occur if stock options and other commitments to issue common stock were exercised or equity awards vest resulting in the issuance of common stock that could share in our earnings.

F-10

Fair Value of Financial Instruments

Our balance sheet includes certain financial instruments. The carrying amounts of current assets and current liabilities approximate their fair value because of the relatively short period of time between the origination of these instruments and their expected realization.

We follow FASB Accounting Standards Codification (ASC) 820 “Fair Value Measurements and Disclosures” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

•	Level 1 - Unadjusted quoted prices in active markets that are accessible at the measurement date for identical, unrestricted assets or liabilities.

•	Level 2 - Inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly, including quoted prices for similar assets or liabilities in active markets; quoted prices for identical or similar assets or liabilities in markets that are not active; inputs other than quoted prices that are observable for the asset or liability (e.g., interest rates); and inputs that are derived principally from or corroborated by observable market data by correlation or other means.

•	Level 3 - Inputs that are both significant to the fair value measurement and unobservable.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2020 and June 30, 2019. The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include accounts receivable, other current assets, accounts payable, accrued compensation and accrued expenses. The fair value of our notes payable is estimated based on current rates that would be available for debt of similar terms which is not significantly different from its stated value.

Share Based Expenses

ASC 718 “Compensation – Stock Compensation” prescribes accounting and reporting standards for all share-based payment transactions in which employee services are acquired. Transactions include incurring liabilities, or issuing or offering to issue shares, options, and other equity instruments such as employee stock ownership plans and stock appreciation rights. Share-based payments to employees, including grants of employee stock options, are recognized as compensation expense in the financial statements based on their fair values. That expense is recognized over the period during which an employee is required to provide services in exchange for the award, known as the requisite service period (usually the vesting period).

The Company accounts for stock-based compensation issued to non-employees and consultants in accordance with the provisions of ASC 505-50, “Equity – Based Payments to Non-Employees.” Measurement of share-based payment transactions with non-employees is based on the fair value of whichever is more reliably measurable: (a) the goods or services received; or (b) the equity instruments issued.  The fair value of the share-based payment transaction is determined at the earlier of performance commitment date or performance completion date.

We had no stock-based compensation plans as of November 30, 2016. We had one stock issuance to one of our founders in the amount of 40,000,000 restricted common shares to the founder which were considered to be of nominal value through November 30, 2016.

F-11

Related Parties

We follow ASC 850, Related Party Disclosures, for the identification of related parties and disclosure of related party transactions. During the three months ended September 30, 2020, our CEO loaned us $23,477. The note is non-interest bearing and matures on October 30, 2020.

Recently Issued Accounting Pronouncements

Except for rules and interpretive releases of the SEC under authority of federal securities laws and a limited number of grandfathered standards, the FASB Accounting Standards Codification™ (“ASC”) is the sole source of authoritative GAAP literature recognized by the FASB and are applicable to us.

We have reviewed the FASB issued Accounting Standards Update (“ASU”) accounting pronouncements and interpretations thereof that have effectiveness dates during the periods reported and in future periods. We have carefully considered the new pronouncements that alter previous generally accepted accounting principles and does not believe that any new or modified principles will have a material impact on our reported financial position or operations in the near term. The applicability of any standard is subject to the formal review of our financial management and certain standards are under consideration.

Note 4 – Stockholder’s Deficit

On April 19, 2020, and the custodian filed an amendment to the Articles of Incorporation to raise the authorized number of common shares to 500,000,000, par value $0.001, from 150,000,000 and designate the Series A Preferred Stock to 10,000,000, par value $0.001, from 5,000,000 (voting and conversion rights 1 for 1,000).

On July 13, 2020, Small Cap Compliance, LLC entered into a Stock Purchase Agreement with David Lovatt and Leonard Armenta. As a result, the shares were transferred, and a change of control occurred. Rhonda Keaveney resigned her positions as CEO, Treasurer, Secretary, and Director. David Lovatt was appointed President, CEO, and Director and Leonard Armenta was appointed Secretary, Treasurer, and Director. The shares were issued as follows:

•	200,000 Series A preferred shares issued to Dave Lovatt
•	200,000 Series A preferred shares issued to Leonard Armenta

As of September 30, 2020, we had 373,942 shares of our common stock issued and outstanding.

As of September 30, 2020, we had 400,000 shares of our Series A Preferred Stock issued and outstanding.

Note 5 – Subsequent Events

None

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PART III – EXHIBITS

Exhibit No.	Exhibit Description

2.1	Certificate of Incorporation

2.2	Bylaws

2.3	Name Change Amendment

2.4	Name Change Amendment

2.5	Name Change Amendment

2.6	Name Change Amendment

2.7	Name Change Amendment

2.8	Name Change Amendment

2.9	Name Change Amendment

2.10	Name Change Amendment

3.1	Certificate of Amendment

3.2	Preferred Stock Purchase Agreement between Small Cap Compliance and David Lovatt and Leonard Armenta

3.3	Board Resolution consenting to Preferred Stock Purchase Agreement

3.4	Preferred Stock Purchase Agreement between Small Cap Compliance and David Lovatt and Leonard Armenta

4.1	Form of Subscription Agreement

12.1	Legality Opinion

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SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jacksonville, State of Florida, on November 20, 2020.

TORQUE LIFESTYLE BRANDS, INC.

By:	/s/ David W. Lovatt
Name:	David W. Lovatt
Title:	Chief Executive Officer

This offering statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ David W. Lovatt
David Lovatt, Director

/s/ Leonard K. Armenta Jr.
Leonard Armenta, Director

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